Exhibit 21

All subsidiaries are 100% owned by Esquire Communications Ltd.


         Esquire Deposition Services, Inc., a Delaware corporation

         Esq. Com CSD, Inc., a Delaware corporation

         Esq. Com Georgia, Inc., a Delaware corporation